Exhibit 99.1

News Release For further information, please contact:
5790 Widewaters Parkway, DeWitt, N.Y. 13214	Joseph E. Sutaris, EVP & Chief Financial Officer Office: (315) 445-7396

Community Bank System, Inc. Announces Regulatory Approvals

Received for Merger with Steuben Trust Corporation

SYRACUSE, N.Y. — May 13, 2020 — Community Bank System, Inc. (NYSE: CBU) (the “Company”) announced that it has received the regulatory approvals from its primary regulators, the Office of the Comptroller of the Currency and the Federal Reserve Bank of New York, necessary to complete the proposed merger (the “Merger”) with Steuben Trust Corporation (“Steuben”), as well as the approval from the New York State Department of Financial Services. The Merger is expected to close on June 12, 2020, subject to customary closing conditions.

Mark E. Tryniski, the President and Chief Executive Officer of the Company, stated, “We are excited to have the approvals from the OCC and the Federal Reserve for our merger with Steuben. Steuben’s and Community Bank’s teams have been focused on integration planning for the Merger to insure a seamless transition for our customers. I would like to thank both teams for their efforts during these unprecedented times to continue to provide high quality and responsive financial services to our customers while navigating new measures to protect our employees and customers during the COVID-19 pandemic. We look forward to being able to provide a larger branch network and the full array of financial services Community Bank has to offer to our new customers in Western New York.”

On October 21, 2019, the Company announced that it had entered into a definitive agreement to acquire Steuben, the parent company of Steuben Trust Company, a New York State chartered bank headquartered in Hornell, New York. Steuben currently operates 14 branch locations in Western New York. The acquisition will extend the Company’s footprint into two new counties in Western New York State and enhance the Company’s presence generally in Western New York State.

About Community Bank System, Inc.

Community Bank System, Inc. operates over 230 customer facilities across Upstate New York, Northeastern Pennsylvania, Vermont, and Western Massachusetts through its banking subsidiary, Community Bank, N.A. With assets of approximately $11.8 billion, the DeWitt, N.Y. headquartered company is among the country’s 125 largest financial institutions. In addition to a full range of retail, business, and municipal banking services, the Company offers comprehensive financial planning, insurance and wealth management services through its Community Bank Wealth Management Group and OneGroup NY, Inc. operating units. The Company’s Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration, trust services, collective investment fund administration and actuarial consulting services to customers on a national scale. Community Bank System, Inc. is listed on the New York Stock Exchange and the Company’s stock trades under the symbol CBU. For more information about Community Bank visit www.cbna.com or http://ir.communitybanksystem.com.

Important Information for Investors and Shareholders

The Company filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 containing a proxy statement of Steuben and a prospectus of the Company, and the Company will file other documents with respect to the proposed merger. A definitive proxy statement/prospectus was mailed to shareholders of Steuben. Investors and shareholders of Steuben are urged to read the proxy statement/prospectus and the other materials that were filed with the SEC carefully because they contain important information. Investors and shareholders are able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about the Company at the SEC’s Internet site (http://www.sec.gov). You are also able to obtain these documents, free of charge from Steuben at www.steubentrust.com/about/investor-relations.html or from the Company by accessing its website at www.cbna.com under the heading of “Investor Relations” and then “SEC Filings & Annual Report.” Copies of the proxy statement/prospectus can also be obtained, free of charge, by directing a request to Steuben Trust Corporation, One Steuben Square, Hornell, New York 14843, Attention: Investor Relations, Telephone: (866) 783-8236, or to Community Bank System, Inc., 5790 Widewaters Parkway, DeWitt, New York 13214, Attention: Investor Relations, Telephone: (315) 445-2282.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words “will,” “anticipate,” “expect,” “intend,” “estimate,” “target,” and words of similar import. Forward-looking statements are not historical facts but instead express only management’s current beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management’s control. The following factors, among others listed in Company’s Form 10-K and Form 10-Q filings, could cause the actual results of the Company’s operations to differ materially from the Company’s expectations: the effect of the COVID-19 pandemic, including the negative impacts and disruptions on the Company’s colleagues, the communities it serves, and the domestic and global economy, which may have an adverse effect on the Company’s business; the timing to consummate the proposed merger; the risk that a condition to closing of the proposed merger may not be satisfied; the parties’ ability to achieve the synergies and value creation contemplated by the proposed merger; the parties’ ability to successfully integrate operations in the proposed merger; the effect of the announcement of the proposed merger on the ability of Steuben to maintain relationships with its key partners, customers and employees, and on its operating results and business generally; competition; changes in economic conditions, interest rates and financial markets; the successful integration of operations of its acquisitions; and changes in legislation or regulatory requirements. The Company does not assume any duty to update forward-looking statements.